CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Putnam Funds Trust:

We consent to the use of our report, dated July 14, 2020, with respect to the financial statements and financial highlights of Putnam Dynamic Risk Allocation Fund, a series of Putnam Funds Trust, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

September 24, 2020